                                      Supplement dated August 3, 2001 to the
                                         Prospectus dated January 22, 2001

The Prospectus is changed as follows:

1.       The Prospectus supplement dated March 1, 2001 is withdrawn.

2.    The paragraph  captioned  "Class N Shares" under the heading "What Classes of Shares Does the Fund Offer?" on page 15 is  revised  by  deleting  the first  three  sentences  of that  section  and  replacing  it with the following sentence:

             If you buy Class N shares (available only through certain  retirement  plans), you pay no sales charge at the time of purchase, but you will pay an annual asset-based sales charge.

3.    The  following  sentence is added before the  sentence  "Non  retirement  plan  investors  cannot buy Class N shares  directly" in the  paragraph  "Class N Shares" under the heading "What Classes of Shares Does the Fund
      Offer?" on page 15:

             Class N shares also are offered to rollover  IRAs  sponsored  by the  Manager  that  purchase  Class N shares  with the  proceeds  from a  distribution  from a  qualified  retirement  plan or  403(b)  plan sponsored by the Manager.

4. The first and second  sentences of the section  captioned  "Class A Contingent  Deferred  Sales  Charge" on page
     18  are deleted and replaced with the following:

              There is no initial  sales charge on  non-retirement  plan  purchases of Class A shares of any one or more  of the  Oppenheimer  funds  aggregating  $1  million  or  more,  or for  certain  purchases  by particular  types of retirement  plans that were  permitted to purchase such shares prior to March 1,
              2001.  (After March 1, 2001,  retirement  plans are not permitted to make initial  purchases of Class
              A shares  subject to a contingent  deferred  sales  charge.) The  Distributor  pays dealers of record commissions  in an amount  equal to 1.0% of  purchases  of $1  million  or more  other  than by those grandfathered retirement accounts.

5.    The Prospectus is changed by adding the following after "Can You Reduce Class A Sales Charges?" on page 19:

              Purchases  by Certain  Retirement  Plans.  There is no initial  sales  charge on purchases of Class A shares of any one or more  Oppenheimer  funds by  retirement  plans that have $10  million or more in plan assets and that have entered into a special  agreement with the  Distributor,  and by retirement plans  which  are  part  of  a  retirement  plan  product  or  platform  offered  by  certain  banks, broker-dealers,  financial  advisors,  insurance companies or recordkeepers which have entered into a special  agreement  with the  Distributor.  There is no  contingent  deferred  sales  charge upon the redemption  of such  shares.  The  Distributor  currently  pays dealers of record  concessions  in an amount  equal to 0.25% of the  purchase  price of Class A shares by those  retirement  plans from its own  resources  at the time of sale.  That  concession  will not be paid on  purchases of shares by a retirement  plan  made with the  redemption  proceeds  of Class N shares  of one or more  Oppenheimer funds held by the plan for more than (18) months.

6.     The heading  "Who Can Buy Class N Shares?" and the  paragraph  following it on page 20 is revised to read as follows:

              How Can You Buy Class N Shares?  Class N shares are offered only through  retirement plans (including
              IRAs and 403(b)  plans) that purchase  $500,000 or more of Class N shares of one or more  Oppenheimer funds or  through  retirement  plans  (not  including  IRAs and  403(b)  plans)  that have  assets of
              $500,000 or more or 100 or more eligible  participants.  See  "Availability of Class N shares" in the
              Statement of Additional  Information for other  circumstances  where Class N shares are available for purchase.

7.       The following  sentence is added before the sentence "Non  retirement  plan  investors  cannot buy Class N shares directly" in the first paragraph under the heading "How Can You Buy Class N Shares?" on page 20:

              Class N shares also are offered to rollover  IRAs  sponsored  by the Manager  that  purchase  Class N shares  with the  proceeds  from a  distribution  from a  qualified  retirement  plan or 403(b)  plan sponsored by the Manager.

8. The  following is added to the end of the last  paragraph  under  "Distribution  and Service  Plans for Class B,
     Class C and Class N Shares" on page  21:

              That sales  concession  on the sale of Class N shares  will not be paid on (i)  purchases  of Class N shares in  amounts of  $500,000  or more by a  retirement  plan that pays for the  purchase  with the redemption  proceeds  of Class C shares of one or more  Oppenheimer  funds  held by the plan for more than one year (other than rollovers from an  OppenheimerFunds-sponsored  Pinnacle or Ascender  401(k)
              plan to any IRA invested in the  Oppenheimer  funds),  (ii) purchases of Class N shares in amounts of
              $500,000 or more by a retirement  plan that pays for the  purchase  with the  redemption  proceeds of
              Class   A   shares   of  one  or   more   Oppenheimer   funds   (other   than   rollovers   from   an
              OppenheimerFunds-sponsored  Pinnacle or Ascender  401(k) plan to any IRA invested in the  Oppenheimer funds),  and (iii) on  purchases  of Class N shares by an  OppenheimerFunds  - sponsored  Pinnacle or
              Ascender 401(k) plan made with the redemption  proceeds of Class A shares of one or more  Oppenheimer funds.

9. The third  sentence  under the heading  "OppenheimerFunds  Internet Web Site" on page 23 is deleted and replaced with the following:

              To perform account  transactions or obtain account  information  online, you must first obtain a user
              I.D. and password on that website.

August 3, 2001                                                          211PS008